Registration No. 333-138270

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTRAWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0389976
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Orinda Way

Orinda, CA 94608

(925) 253-4500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1998 Employee Stock Purchase Plan

2006 Equity Incentive Plan

(Full title of plans)

Mark Bishof

President

Intraware, Inc.

25 Orinda Way

Orinda, California 94608

(925) 253-4500

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Gerald Nowak, Esq.

Kirkland & Ellis, LLP

200 East Randolph Drive

Chicago, IL 60601

(312) 861-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-138270) (the “Registration Statement”) of Intraware, Inc. (“Intraware”), pertaining to the registration of certain shares of Intraware’s common stock, par value $0.0001 per share (“Intraware Common Stock”), issuable to eligible employees of Intraware under the 1998 Employee Stock Purchase Plan and 2006 Equity Incentive Plan to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on October 30, 2006.

Intraware, Acresso Software Inc. (“Acresso”) and Indians Merger Corp., a wholly-owned subsidiary of Acresso (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of October 20, 2008, pursuant to which, among other things, Merger Sub would be merged with and into Intraware, with Intraware surviving as a wholly-owned direct subsidiary of Acresso, and each outstanding share of Intraware Common Stock would be converted into the right to receive $4.00 in cash, without interest (the “Merger”).

On January 7, 2009, Intraware effected the Merger pursuant to Section 251 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on January 7, 2009 (the “Merger Date”).

As a result of the Merger, Intraware has terminated all offerings of Intraware Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Intraware in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Intraware Common Stock which remain unsold at the termination of the offering, Intraware hereby removes from registration all shares of Intraware Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orinda, State of California, on January 7, 2009.

INTRAWARE, INC.

/s/ Mark Bishof
Mark Bishof President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Bishof Mark Bishof	President, Director (Principal Executive Officer)	1/7/2009

/s/ Joe Freda Joe Freda	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	1/7/2009

/s/ Jim Ryan Jim Ryan	Vice President and Assistant Secretary	1/7/2009

/s/ Orlando Bravo Orlando Bravo	Director	1/7/2009

/s/ Seth Boro Seth Boro	Director	1/7/2009